Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, Chairman, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Co. LLC

John Ransom, Raymond James

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. Third Quarter 2020 Financial Results Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. Please go ahead, sir.

Mark D. Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s Third Quarter 2020 Financial Results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance and liquidity, our response to and the expected future impact of COVID-19, our ability to stabilize and continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, consummating acquisitions and joint ventures, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q, to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard G. Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our third quarter 2020 results, give you more insight into factors which affected this performance, discuss in some detail the progress we made during this COVID-19 period, and give details of our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say, on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders and shareholders.

Let’s begin.

I’m very pleased with the performance of our business in the third quarter. Our significantly improved revenue and profitability, relative to the second quarter, is the result of recovery in procedural volumes and the multitude of cost savings and cash conservation measures we instituted throughout the COVID-19 period. Our revenue increased 53.1% sequentially from the second quarter, with a procedural volume increase of 66.2%, driving this top line performance. This was an increase of $101.2 million in revenue from the second quarter’s results.

Perhaps even more notable is our improvement in Adjusted EBITDA and earnings. Our Adjusted EBITDA more than doubled from the second quarter, increasing from $22.6 million to $45.8 million. This difference would have been greater had we not recognized $25.5 million of CARES Act funds in the second quarter. By comparison, we recorded only $221,000 of CARES Act funds in the third quarter. As compared to the third quarter of last year, despite our revenue being essentially flat, our Adjusted EBITDA increased from $41.0 million to $45.8 million, or 11.7%. This resulted in Adjusted EBITDA margins increasing from 14% in last year’s third quarter to 15.7%. Because many of the COVID-19 cost reduction initiatives which drove the improvement in margins are ongoing and not one-time, we have the opportunity for sustained margin improvement in future quarters.

Adjusted net income per share was $0.15 this year’s third quarter, as compared to Adjusted net loss per share of $0.16 in the second quarter of this year, and net income per share of $0.06 in last year’s third quarter. This is a sequential increase of $0.31 per share from the second quarter of 2020, and $0.09 per share from last year’s third quarter.

As a result of the increase in our procedural volumes throughout the third quarter, a strong liquidity position and a cautiously optimistic belief that procedural volumes will continue to recover, I am pleased to report that as of August 1 we began bringing back substantially all of our employees from furloughs and restored the wages of those team members who took pay reductions as a result of COVID-19. We completed this process on October 1. I want to thank all of our team members for their patience and commitment during this difficult period. Our frontline imaging center employees continue to be the true heroes, ensuring access to care in a safe environment for the benefit of our referring physicians and patient communities.

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Currently, we have reopened all but 19 imaging centers, the majority of which are routine imaging satellite locations, designed to alleviate the traffic in our larger, more advanced multimodality facilities. As procedural volumes continue to recover, we’ll hopefully move beyond the—and move beyond the COVID-19 period, we will re-evaluate opening facilities.

The coronavirus pandemic allowed us a unique opportunity to focus on all aspects of our business, including center level back office and administrative operations, to create efficiencies and reduce costs. Prior to COVID-19, we spent several years significantly increasing the scope and breadth of our business through organic growth and acquisitions. While this expansion has been beneficial to our business in virtually every market in which we operate, COVID-19 allowed us to focus on ways to most effectively reduce expenses and conserve cash at a time when growth was not a priority. This optimization process over the last six months has brought great value to RadNet, value that not only was demonstrated in the third quarter, but that will continue to pay dividends into the future.

The cost and liquidity saving measures, along with increasing procedural volumes, CARES Act funds and Medicare advances, resulted in an $89.7 million cash balance at quarter end and our being undrawn on our $195 million revolving credit facility. This is the strongest liquidity position in the Company’s history.

I’d like to also recognize the support we receive from our relationship banks. At the end of August, we completed a $57.5 million upsize of our revolving credit facility. While our cash balance continues to be strong, the additional capacity provides us further financial flexibility to grow our business and execute our strategic plan. Along with our increased liquidity and improved financial results, our leverage declined by over a quarter of a turn in the quarter to under 4.25 times net debt to EBITDA. We expect that our leverage will return to under 4 times net debt to EBITDA in the coming quarters.

Throughout the COVID period, our capitation business has remained an important feature of RadNet. Our capitation revenue increased 15.8% from the third quarter of last year. Because we get paid a fixed capitated amount per enrollee managed by the medical groups with whom we contract, our capitation revenue and the associated cash flow is dependent upon enrollment in these health plans. Throughout COVID-19, enrollment for these HMO patients with our contracted medical groups has remained intact, as patients and their employees, even for those who have been furloughed, have continued to pay healthcare premiums.

Subsequent to the end of the third quarter, we announced a new partnership with Adventist Health, one of the largest health systems on the West Coast and Hawaii, to create an outpatient imaging joint venture in Simi Valley, California. Under the new joint venture, RadNet will contribute two of its Simi Valley imaging centers, Alamo Advanced Imaging and Simi Valley Advanced Imaging, and Adventist Health will contribute its Aspen Imaging Center. RadNet will also assume the operational management of Adventist Health’s Nancy Reagan Breast Center. Adventist Health’s assets in Simi Valley include the ownership of a leading hospital, an urgent care center, a clinical laboratory, homecare services, and various family and specialty physician practices. The partnership is scheduled to begin operations in January.

Two weeks ago, we announced the creation of a new operating platform in Phoenix, Arizona, through a partnership with Dignity Health/CommonSpirit Health. While this is our third venture with Dignity Health, this is RadNet’s first entrance into a new geography since 2013, when we entered New York City. In conjunction with establishing the partnership, we completed the acquisition of AZ Tech MRI & Radiology, an eighth location multimodality radiology practice in Phoenix. We are extremely excited about this strategic expansion into Arizona. Phoenix, in particular, is a revenue-growing market and is home to almost 5 million people.

Under the venture, RadNet and Dignity will develop a network of multimodality outpatient centers, expanding the geographic coverage of the acquired locations through a combination of new site development and acquisition of existing radiology practices. Dignity Health is a leading health system in Phoenix and owns and operates multiple hospitals, medical groups, specialty care locations in this marketplace, from which we can leverage our operations. Our focus will be to aggressively expand our footprint in order to grow effectively, service the Dignity owned and affiliated physician groups, and capture other patient volumes from competitive outpatient operators. We are committed to developing significant management focus and financial resources to drive the density and geographic concentration in Phoenix, that has made it successful in our other core markets.

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At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2020 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper

Thank you, Howard.

I’m now going to briefly review our third quarter 2020 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter 2020 performance.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release and our current report on Form 8-K, filed with the SEC.

With that said, I’d now like to review our third quarter results.

For the third quarter of 2020, RadNet reported revenue of $291.8 million and Adjusted EBITDA of $45.8 million. As Dr. Berger discussed in his remarks, this performance was a significant improvement from these metrics in the second quarter and is reflective as a major recovery of our business from the impacts of COVID-19. Compared to the second quarter of this year, revenue increased $101.2 million, or 53.1%, and Adjusted EBITDA increased $23.2 million, or 102.8%. Relative to last year’s third quarter, a quarter that was not impacted by COVID-19, revenue decreased only by $916,000, or 0.3%, and Adjusted EBITDA increased $4.8 million, or 11.7%. Our Adjusted EBITDA margin increased 385 basis points, or 3.9%, from the second quarter of 2020, and exceeded last year’s third quarter by 169 basis points, or 1.7%. The increase in Adjusted EBITDA and Adjusted EBITDA margin, relative to last year’s third quarter, is primarily the result of the cost savings measures we took during COVID-19, many of which should aid our business into the future.

For the third quarter of 2020, as compared to the prior year’s third quarter, MRI volume decreased 6.1%, CT volume was flat and PET/CT volume increased 0.4%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and all other exams, decreased 5.7% from the prior year’s third quarter. On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2020 and 2019, MRI volume decreased 5.8%, CT volume decreased 0.9% and PET/CT volume increased 2.3%. Overall same-center volume, taking into account all routine imaging exams, decreased 5.6%, compared to the prior year’s same quarter. Relative to the second quarter of this year, aggregate procedural volumes, inclusive of all modalities, increased 66.2%.

In the third quarter of 2020, we performed 1,890,156 total procedures. The procedures were consistent with our multimodality approach, whereby 76.5% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2020 were as follows:

Please note that the CT volumes for last year have been restated to account for a change we made as of January 1 of this year in how we account for one of our CT CPT codes.

The comparative numbers that follow are on an apples-to-apples basis: 266,049 MRIs, as compared with 283,221 MRIs in the third quarter of 2019; 167,005 CTs, as compared with 167,078 CTs in the third quarter of 2019; 10,886 PET/CTs, as compared with 10,847 PET/CTs in the third quarter of 2019; and 1,446,216 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 1,544,026 of all these exams in the third quarter of 2019.

For the third quarter, RadNet reported net income attributable to RadNet, Inc. common shareholders of $6.2 million, an increase of approximately $3 million from the third quarter of 2019. Sequentially, relative to the second quarter of this year, net income increased $16.8 million.

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Net income per share for the third quarter of 2020 was $0.12, compared to net income per share in the third quarter of 2019 of $0.06, based upon weighted average number of diluted shares outstanding of 52 million shares in 2020, and 50.4 million shares in 2019. Adjusting for the non-cash impact of the Company’s interest rate hedges in this year’s third quarter, adjusted net income was $0.15 per share. This compares to adjusted net loss per share of negative $0.16 in the second quarter of 2020. Affecting net income in the third quarter of 2020 were certain non-cash expenses or non-recurring items, including the following: $2.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock, $571,000 of severance paid in connection with headcount reductions related to cost savings initiatives, a $342,000 loss on the sale or disposal of certain capital equipment, $2 million of non-cash impact from interest rate hedges, and $1.1 million of amortization of deferred financing costs and non-cash interest on loan discounts related to our credit facilities.

Overall, GAAP interest expense for the third quarter of 2020 was $11.1 million. This compares with GAAP interest expense in the third quarter of 2019 of $11.9 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $8.4 million, as compared with $12.8 million in the third quarter of last year.

With regards to our balance sheet, as of September 30, 2020, unadjusted for bond and term loan discounts, we had $591.7 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network’s debt of approximately $54.5 million, for which RadNet is neither a borrower nor guarantor. This compares with $687.3 million of net debt at September 30, 2019.

As of September 30, 2020, we were undrawn on our $195 million revolving line of credit and had a cash balance of $89.7 million. As Dr. Berger mentioned in his prepared remarks, we upsized our revolver commitment with our relationship banks by $57.5 million in August of this year. While we have not needed to access this liquidity, the larger revolver provides us additional operating flexibility and funds available for future growth, should we require it.

At September 30, 2020, our accounts receivable balance was $137.4 million, a decrease of $17.4 million from year end 2019. The decrease in accounts receivable is mainly the result of the decline in our procedural volumes and revenue during the COVID-19 period and our significant cash collections on previously existing accounts receivable.

Our day sales outstanding, or DSO, was 39.2 days at September 30, 2020, lower by approximately 5.4 days as of year end of 2019. The lower DSO is primarily a function of a return to more normalized revenue during the last two months of the third quarter. As revenue in accounts receivable normalizes post-COVID-19, we expect DSOs to return to the low- to mid-40s level.

Through September 30, 2020, we had total capital expenditures, net of asset dispositions, of $71.8 million. This includes $5.5 million of capital expenditures of New Jersey Imaging Network, our joint venture with RWJ Barnabas.

I’ll now take a few minutes to give you an update on 2021 reimbursement and discuss what we know with regards to 2021 anticipated Medicare rates.

As some of you may recall from our second quarter financial results call, with respect to Medicare reimbursement, we’ve received a matrix for proposed rates by CPT code in August, which is typically part of the physician fee schedule proposal that is released about that time every year. We’ve completed an initial analysis and compared those rates to 2020 rates. We volume-weighted our analysis using expected 2021 procedural volumes.

CMS moved forward with an increased reimbursement for evaluation and management of CPT codes which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality; meaning, that it proposed to reallocate reimbursement from physicians who rarely bill for E&M codes, such as radiologists, to physicians who regularly bill for these codes, such as primary care physicians. In the proposed rule, CMS initiated a 10.6% decrease in the conversion factor used to calculate Medicare reimbursement for all specialties in 2021. For radiology, CMS made a material upward adjustment to the technical RVUs in the reimbursement formula. These RVUs are multiplied by this now lower conversion factor to determine our reimbursement.

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Our initial analysis of these opposing forces show that RadNet will suffer an approximately $11 million revenue hit in 2021 from our Medicare book of business.

There are many lobbying groups from the various medical specialties aggressively opposing the budget neutrality aspect of the E&M code reimbursement changes, including radiology’s two main lobbying forces, the Association for Quality Imaging, or AQI, and the American College of Radiology, or ACR.

Late last month, U.S. Representatives Bera, a Democrat from California, and Bucshon, a Republican from Indiana, introduced bipartisan legislation to provide relief to physicians responding to the COVID-19 pandemic who are scheduled to receive these Medicare payment cuts next year. The bill would provide a temporary additional payment in the amount of the difference between 2020 and 2021 Medicare reimbursement for two years for the specialties, like radiology, that are facing the Medicare cut.

We should know more in December when the final rules are released and when it is determined if the Bera/Bucshon bill will be attached to federal funding bills expected to be put in place in mid-December.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard G. Berger

Thank you, Mark.

The coronavirus pandemic has allowed us to take a pause from the rapid growth path we have followed over the last several years and evaluate all aspects of our business. The efficiencies we created during this period position our operations for a strong performance in 2021. Furthermore, we enter 2021 with the strongest liquidity position in the Company’s history.

Besides continuing to drive growth and efficiency in our core imaging center business, we will further pursue ancillary opportunities to drive revenue, increase margins and reduce costs.

For example, this year we installed our first installation of the TULSA-PRO system, an incision-free, thermal ultrasound system designed to treat prostate disease. We have begun to see patients at one of our Los Angeles area locations and are eager to expand this business as this new procedure is adopted and continues to drive demand.

Another ancillary opportunity we have been aggressively pursuing is our commitment to artificial intelligence. In the second quarter of this year, we completed the acquisition of DeepHealth, which has become the cornerstone of our artificial intelligence strategy. We are on track to submit for our first approval to the Federal Drug Administration DeepHealth’s first mammography product by end of the year. We hope to be utilizing DeepHealth’s first AI product in our workflow in the second half of next year, which we believe will enable our radiologists to be more accurate and efficient.

As we move into 2021, health system joint ventures will be another ancillary opportunity for growth. Currently, over 25% of our facilities are jointly owned with community hospitals and large health systems, and, with the Dignity partnership in Phoenix, we have demonstrated our willingness to enter new geographic markets in conjunction with entrenched partners. These partnerships, on average, drive higher margins that our wholly-owned centers and assist us in securing fair, long-term pricing with regional payors.

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In the third quarter, we announced a multifaceted collaboration agreement with Hologic, focused on improving women’s health. Hologic will contribute capabilities and insights behind its market-leading hardware and software, and we will share data with Hologic produced by our fleet of high-resolution mammography systems, the largest in the nation. The data will be used to train and refine current and future products based on artificial intelligence. Both companies will work together to enable new joint market opportunities and further efforts to build clinician confidence and develop and integrate new artificial intelligence technologies.

In conclusion, even in this challenging time, we continue to be very optimistic about the future of RadNet. We expect to emerge from COVID as the best positioned company in our industry and we are excited to keep you apprised of our progress in the coming quarters.

Operator, we are now ready for the question and answer portion of the call.

Operator

Thank you, sir. If you’d like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, one if you’d like to ask a question. We will pause for just a moment to allow everyone an opportunity to signal. Again, that is star, one.

We’ll take our first question from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut

Hey, good morning, guys. Congrats on a solid quarter. I guess, Mark, my first question, just to follow up on your comments on the Medicare rules, do you mind just reminding us how you’re thinking about the impact on your P&L if the proposed rule goes through as it is? Then, I think you talked about timing. How do they think, or how do you guys think they’re going to implement a one/one cut if we haven’t had any rules set out yet and we’re already deep into November?

Mark D. Stolper

Sure. Thank you, Brian. The conversion factor is declining from $36.09 to $32.26, which is a 10.6% decrease. So, to the extent that the RVUs were to stay the same per CPT code in radiology, all radiology providers would be facing a 10.6% decline in their reimbursement, but that’s not what Medicare did. Essentially, what Medicare did is they—the RVU calculation, as you’re aware, consists of a technical portion of the RVU and a professional portion of the RVU.

For the professional portion of the RVU, they either—depending upon the modality and the CPT code, they either kept it the same or they actually, on average, decreased the professional RVUs to the tune of 1.2%. So, most of the professional-only models, such as hospital-based radiologists, next year, if the proposed cut goes into place, are facing, really, an 11% to 12% hit on the various CPT codes.

But, for the technical RVUs, they actually increased the technical RVUs across the board. I’ll give you a couple examples. For instance, x-rays are our largest procedure by volume, and our two most common x-ray procedures are a two-view chest x-ray and then the x-ray of the spine, lumbosacral, which is a four-view x-ray, and the technical RVUs are going up for each of those by 8.7% and 10.3%, respectively. So, the increase in the technical RVUs is partially mitigating the decrease in the conversion factor, and that’s happened across the board. For instance, in CT, our most CPT codes is the CT of the abdomen and the pelvis, and the technical—or the global RVUs of that is going up by 7.3%.

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You can see what they’ve tried to do for imaging centers after eight years—and you’re aware of this—of decreasing the technical RVUs, from 2007 to 2014, and not changing the professional RVUs. What they’re doing now is, essentially, adjusting the professional component.

Where we are seeing the cut—and our cut across the board, it comes out to about 5%, which equals that $11 million or so number that I talked about. Where we are going to be seeing a cut, if the proposal goes into place as proposed, would be in mammo, where the global RVUs—the technical side of the RVUs really is not changing, so we’re going to see a full 10% cut there. So, it really depends upon your CPT code mix, and when we did our analysis for 2021, we weighted it by our actual CPT code mix, or expected CPT code mix for 2021.

With respect to this Bera/Bocshon bill that’s out there, what it is proposing to do is, essentially, make up the difference between 2020 and 2021 with an additional payment to providers. The proposal, I think because of COVID-19, the final rule isn’t now supposed to come out until December 1, and this Bera/Bocshon bill, if it goes into place, would be part of an overall government spending bill that I think needs to be passed, I think by December 11, if I remember correctly. So, we’ll find out more, let’s say, mid-December about whether this proposed cut will go into place, and as I said, there’s a lot of industry lobbying groups, and not just from radiology, but all the specialties, that don’t bill E&M codes, who are facing a significant reimbursement cut. There’s a lot of cooperation between the various industry groups to try to push back on these cuts going into place.

From our standpoint, we’re prepared for the cuts to go into place. We have a number of mitigants that we think will fully counteract the $11 million or so of cuts, and we’ll just kind of have to wait over the next 30 days and see where the government’s coming out.

Brian Tanquilut

Okay. So, just to summarize that, basically, versus what you thought the cuts would impact you, or how they would impact you, from your comments in Q2, nothing has changed, right, and you’ve done more work to get to the same exact number, $11 million, give or take?

Mark D. Stolper

Correct.

Brian Tanquilut

Okay, cool, awesome. Then, I guess, if you don’t mind just giving us some comments on the Arizona strategy. This is, obviously, the first time we’re seeing you go into a new market in a while, and it’s quite contiguous to an existing operation, so if you don’t mind just describing what you saw in the Arizona market that made you decide to go in, and is this something that you think we would see more of as you replicate that entry strategy? Arizona, obviously, is close to your California operations. Is that a factor, or are you willing to go into new—completely new geographies?

Dr. Howard G. Berger

Thank you, Brian. I’ll take that. The entrance into the Phoenix market was really a combination of factors. First and foremost, it’s an extension of an existing relationship that we have with the Dignity Health system, which has now, as you are aware, become part of the CommonSpirit after a merger with Catholic Healthcare Initiatives. We were introduced very favorably to the leadership in Phoenix and they asked us to really help them with an outpatient imaging strategy in that marketplace. Given that we also had an opportunity to buy eight centers in that market through an existing relationship with the Whiterabbit company that we do business with, we found a good combination of circumstances that made it attractive to us.

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As I had said on previous closed calls, while we would be interested in going into new markets, we needed, really, two factors to be part of that decision-making, and it really has nothing to do with geographic closeness of existing markets, but more with the dynamics in a marketplace. One is could we find a good partner to enter a new market that, like Dignity was looking for assistance with developing an outpatient strategy, and was there a path for us, like we have in all of our other markets, to have considerable growth and be a very substantial player in that market. We, fortunately, found both of those in the Phoenix market, which also is a rapidly growing market, perhaps one of the fastest in the country, and the Phoenix market, where most of these initial centers are, of over 500 million people, becomes similar to other markets that we have entered—not entered, but that we’re already currently in. So, I think the mix of opportunities there created a very nice pathway for us.

Also, it shouldn’t go unnoticed that a few weeks ago Cigna Health announced that they were no longer going to be reimbursing patient imaging performed in hospitals, except for certain circumstances, and I think that that is additionally kind of forcing some of these hospital and health systems to re-evaluate the inevitable transition out of hospitals of ancillary outpatient services, such as outpatient imaging. So, while this may be the first new market that we’ve entered into since 2013, I think that there will be other conversations that we’ll continue to have with health systems that look to the leader in outpatient imaging, namely, RadNet, to assist them in that process.

Mark D. Stolper

Yes, and Dignity is a unique partner in that particular market. They have tremendous breadth of operations there. In addition, Brian, to owning eight hospitals, either owning or affiliated with eight hospitals, they’re also a big player in the medical groups there in Phoenix. They own one medical group that has 100,000 lives, called Dignity Medical Group. They have a 50% ownership in two other significant medical groups there, one called Arizona Care Network, another one called Mercy Care. Each one of those has 300,000 lives, so we’re talking about, 600,000 lives there, and they are aligned with another medical group, called Integrated Medical Services there that has 100,000 lives. So, between that, their eight hospitals, an urgent care center network that they own, an affiliation with Barrow Neuroscience Institute, as well as the Phoenix Children’s Hospital, and others there, they control a tremendous—or they have influence over a tremendous amount of imaging, which currently is going to competitive imaging centers.

So, we think, as we devote focus on resources, as we build centers in conjunction with Dignity, as we purchase other centers in that marketplace and significantly broaden our scale and our access in Phoenix, we believe that we have a strong opportunity to capture a lot of those lives and patient volume.

Brian Tanquilut

No, that’s awesome. Then, Mark, just from a recovery trend perspective, would you be able to share with us how volumes trended over the course of the quarter, and any comment you can share on how things are trending through October, considering, obviously, the resurgence of COVID in a lot of markets, and also the wildfires in California?

Dr. Howard G. Berger

Brian, I’ll take that one. What we saw in the third quarter was a steady increase, beginning primarily in the middle of August and extending through the end of the quarter, September, and by the end of September, we were approaching, on a company-wide basis, about 95% of our original 2020 budget estimates in volume. That trend has continued and has increased slightly in October and the early part of November here. Our forecasting of the procedural volume increases that started in early August was very instrumental in allowing us to bring back, as I mentioned in my opening remarks, substantially all of our staff at our imaging centers, and by October 1 bring everybody back to their full compensation. Fortunately, I believe that the benefits that we saw in the third quarter, some of which were as a result of lower salaries and other accommodations made with some of our vendors, have now allowed us to anticipate the increased costs from going back to normal staffing and what we’re expecting to be a nice increase in revenue for the whole of the fourth quarter, as opposed to the somewhat average and lower volumes for the whole of the third quarter.

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Brian Tanquilut

That’s awesome, Howard, and then, I guess, just the last question for me is a follow-up on that. Howard, how are you thinking about the durability of the cost savings initiatives that you’ve put through? I know, Howard, you just said that you’ve reinstated a lot of the compensation, so how should we be thinking about the cost structure as we look at Q4 and going forward? Thank you.

Dr. Howard G. Berger

Okay, Brian. Well, I think the pause, as I referred to it, during the second and third quarters has allowed us to look at many factors of the Company’s operations, which I think uniquely was created by the markedly reduced volumes that we saw in April and May predominantly. Because the Company had grown so rapidly, primarily through acquisitions, we found that we did have a number of centers relatively close to each other, that patients, given the circumstances, were willing to travel to more than we might have thought in the past. So, I think coming out of this year, we have created a lot of operational efficiencies both from the staffing standpoint and the number of facilities that we need to operate, and I believe the combination of those will create some improvement in our performance, which we mentioned.

I think, perhaps, the best way to look at this, Brian, would be that the margin expansion that we saw in the third quarter is what we’re going to focus on to try to replicate in forward-going quarters. Of course, that’s subject to, perhaps, some of the cuts in the Medicare reimbursement, should they go through, which will hurt those margins a little bit, but I think the additional cost savings that have not been fully implemented, that we anticipate in 2021, will help mitigate that, along with sustaining what I think is better workflows and efficiencies in our staffing. So, I think, perhaps looking at our margins going forward would be the best way to estimate what the sustainability of the cost savings are.

Brian Tanquilut

Awesome. Thanks, Howard.

Dr. Howard G. Berger

Thank you, Brian. Take care.

Operator

We will now take our next question from Mitra Ramgopal with Sidoti.

Mitra Ramgopal

Yes, hi, good morning. Thanks for taking the questions. First, I’m just trying to get a sense in terms of the volume rebound you saw. Clearly, the environment is much better with the easing of the lockdown restrictions, etc., but I was curious also if you’re seeing any benefit as a result of maybe some of your competitors not being able to survive the pandemic.

Dr. Howard G. Berger

Well, I think the—good morning, I should say, Mitra. I think that there’s two facets that answer your question.

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As far as our competitors are concerned, I think that the impact of COVID will be something that we’ll see more of in 2021, as some of our competitors who have not had the financial resources that we have, as well as potentially the moving cuts in Medicare, force them to consider the viability of their own businesses. I think the liquidity position that we’re in has put us in a good position to potentially take benefit from that.

As far as volumes are concerned, I think there is a myriad of factors that play both ways on that. First of all, I think it should be understand that our volumes have come back substantially to the pre-COVID levels. I believe that there will be a number of people who still remain reluctant to come out of (audio interference), and I believe that will stay that way for probably well into 2021, when, hopefully, as was announced this morning by Pfizer, we come closer to a vaccine that is not only effective, but will be sought after by the majority of people.

We do have some anecdotal evidence that that is, indeed, the case, because one of the largest portions of our business, meaning the x-ray business, is the one that has not as yet returned to the pre-COVID levels, and I believe that’s explained by the fact that there is still a number of people who aren’t accessing their routine health or physicals or rather minor problems, and, number two, elective surgeries are still down, and those people who traditionally get chest x-rays or other procedures (inaudible) their surgery is also down. So, I think those will trail and they’ll rebound more in the second half of next year. Fortunately, x-rays are not a major driver in our (audio interference). The flip side, I believe part of the return to normal volumes is the fact that people were not accessing their (audio interference) were not accessing healthcare as necessary, and now seeing that little bit of rebound from that pent-up demand. I think those two kind of counteract each other.

Somewhere in the mix there, I think you put into the factors that people like Cigna and other health insurers are continuing the make major drives or directing people away from hospitals, and people, themselves, perhaps now look at outpatient ancillary services, particularly imaging, in a little bit more of the rational light, given the fact that they prefer not to go into the environment of a hospital.

I think all of those factors have weighed in and will continue to improve for us, particularly going into the latter half of 2021.

Mitra Ramgopal

Okay, no, that’s great, thanks for the color on that. Then, I’m just curious, on the margin—obviously, we saw really nice EBITDA margin expansion, and you’ve certainly rationalized the business with the COVID impact. I was just curious, going forward now, how quickly we should expect those savings just to continue to flow through versus maybe balancing the need to—or some of the growth opportunities you’ve talked about, whether it’s in mammography and elsewhere.

Dr. Howard G. Berger

Well, I think mammography—and I’m glad you mentioned that, Mitra—it has been, and will continue to be, a major focus of the Company’s efforts. In the collaboration agreement that we announced with Hologic, part of that is to take almost our—all of our 300 mammography systems to the new Hologic high-definition platform and make those a unique state-of-the-art opportunity, that will be the first of its kind, really, in the United States, and then putting on top of that the artificial intelligence that we hope to have. Getting approval from the FDA in the early part of the year will allow us, I think, to have a competitive advantage, as well as expand the offerings that we have in a way that’s unlike any other operator out there, whether it’s hospital-based or outpatient imaging. Putting those together, currently being about 4% of all the mammography in the United States, and we believe putting our centers with new technology and our own artificial intelligence, will allow us to expand and increase that percentage even more than it is right now.

So, I think you can look to the mammography portion of our business to continue to grow disproportionately to the rest of the business, and in and of itself, I think is a potential harbinger of where we, as a company, want to go with other screening procedures, particularly for prostate, colon and chest, to make these similar to mammography, something that can be ordered individuals themselves and supported by the insurance companies as part of a wellness (inaudible), hope to advance in 2021. I expect that you’ll be hearing more of that from us, also.

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Mitra Ramgopal

Okay, no, thanks. Then, finally, as you mentioned, you’re probably going to be the best placed operator coming out of the pandemic in the industry. I’m just curious if we should expect you to be even more aggressive in terms of expansion plans? You’ve obviously just announced a new JV and an expanded relationship. I’m just wondering what the pipeline looks like, and also the appetite for M&A.

Dr. Howard G. Berger

Well, the pipeline has always been good here. Generally speaking, we don’t go knocking on doors looking for acquisitions. We want motivated sellers, if you will, or opportunities that come our way, and we expect that those will increase in 2021. Particularly, if the Medicare reimbursement cuts are implemented, I think it’s just going to make it that much more difficult for the insurer mom-and-pop and smaller operator to be viable.

We will remain disciplined. Part of our growth strategy, since we’ve achieved leverage ratios that we’re very pleased with, and hope to even lower, we need to continue to be disciplined about how we do our acquisitions to make certain that the Company does not leverage itself higher than what we believe are comfortable levels, and, in fact, that we’re looking to improve upon (audio interference). If we had a disciplined growth strategy, it may very well be, particularly on the East Coast, where we have imaging demand in some of our markets, particularly in the New York marketplace, then we may need to build more centers if we don’t find the opportunities for acquisitions (inaudible).

Mitra Ramgopal

Okay. Thanks again for taking the questions.

Operator

Thank you. We’ll now take our next question from John Ransom with Raymond James.

John Ransom

Good morning. Mark, the $11 million that you cited, does that include all the commercial contracts also tied to Medicare, or is that just Medicare?

Mark D. Stopler

That’s just Medicare. We have very few contracts that are tied to Medicare. When we were living through the Deficit Reduction Act, and the seven/eight years that followed, where Medicare was hitting reimbursement, we did a pretty good job of unbundling most of our commercial contracts from Medicare. We still have some, John. For instance the Medicare Advantage Plans, for the most part are still tied to Medicare reimbursement, so those will adjust, but it’s not going to be a material amount, maybe another couple to few million bucks.

John Ransom

Okay. My second question is—okay, let’s just assume that it’s $13 million, $14 million bad guy. What’s the good guy in terms of fully realized cuts in ’21, versus a partial year in ’20?

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Mark D. Stopler

Say that again, it was a little tough to hear you. The good guy as it relates to what?

John Ransom

Just the timing of having your cuts in place for the full year versus a partial year. In other words, we’ve got—make up a number —$10 million. We’ve only got $6 million in ‘20’, but we’ll get the full $10 million in ’21, so the net would be $4 million.

Dr. Howard G. Berger

We plan on having most or all of the cost savings initiatives that we’re working on right now in place for the beginning of 2021—and I’m talking about January. As we finalize our budgets for 2021, we will have the vast majority of our cost savings initiatives in our 2021 budgets.

John Ransom

I mean, quantitatively, there is a pickup because you’ll have a full year of those savings versus a partial year this year, because you really didn’t go into overdrive until maybe what, March/April. So, is there an offsetting effect, or am I just making this up?

Mark D. Stopler

I mean, yes. I mean, if you were to look at the third quarter results and its margins and what we produce in the fourth quarter, that will probably give you a good indication of kind of our run rate going into next year. Obviously, there’s some seasonality in this business, as you’re aware, John. First quarter tends to be our most difficult quarter, because of the reset of deductibles, as well as weather conditions on the East Coast, which tend to make our first quarter volatile year-over-year. But, aside from that, if you were to take our third and fourth quarter, which is obviously yet to be announced, into next year, that’ll give you, I think, a pretty good indication of the type of expense savings that you can annualize into next year.

John Ransom

Okay. Then, lastly, for me, what strikes me as possibly even a little odd is you operate in a couple of the toughest lockdown spaces in the U.S., California and New York, and if you talk to, say, other providers, they’re still seeing volumes down, call it high-single, low-double-digits, in those markets, but you’re kind of back to flat. Is there maybe some catch-up due to timing, you know, that people are just rescheduling procedures and there might be another little bit of an air pocket, or do you have any reason why your volumes would be higher than, say, physician office visits, in some of those markets or geographies, that sort of thing. Yes, you guys are just doing much better than I thought you would, just give your location.

Dr. Howard G. Berger

Hi, John. Yes, I think what’s happened is radiology and imaging, while it’s an elective procedure, is really an essential procedure, and I think as more and more of the articles come out about the reduction in healthcare, what people are recognizing is the way healthcare is bad healthcare and it’s more costly to the system.

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I think in the case of outpatient imaging, two factors are involved. Number one, people have determined that they’d rather be in an outpatient setting where the practice of safety measures can be more enhanced than it can be in hospitals, number one, and number two, taking mammography for an example, you can delay that, but it’s something that people estimate every month of the way is costly in terms of the potential morbidity and mortality related to breast cancer. So, delaying some of these procedures has been something that I think is now being recognized as unadvisable, number one. Number two, I think, just in general, we’ve recovered very nicely in New York, which was the most locked down market back in April and early May, and although we saw those reductions, we saw a very quick return in those markets disproportionate to the way other businesses are being handled. So, I think it’s a matter of doctors going back into their offices and more business being directed into outpatient centers than it is necessarily people not wanting to access appropriate healthcare.

John Ransom

Great. Thanks so much.

Operator

Thank you. That does conclude today’s question and answer session. I’d like to turn the conference back over to Management for any additional or closing remarks.

Dr. Howard G. Berger

Again, I would like to take the opportunity to thank all of our shareholders for their continued support, and, particularly, the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be the market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today and I look forward to our next call. I wish all of you and your families good health and safety during this unprecedented time.

Operator

Thank you. That does concludes today’s conference. Thank you all for your participation. You may now disconnect.

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